Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES FOURTH QUARTER  2010 RESULTS

Philadelphia, PA – February 1, 2011.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the fourth quarter and year ended  December 31, 2010.

Fourth Quarter Highlights

•	Income Per Diluted Share of $0.28

•	Income Per Diluted Share Before Certain Items improved 56% to $0.42 from $0.27

•	Gross profit increased 15%; Segment income up 29%

•	Global beverage can sales unit volumes rose 13%; food can volumes up 5%

Fourth Quarter Results
Net sales in the fourth quarter were $1,949 million compared to $1,917 million in the fourth quarter of 2009.  The increase was primarily driven by higher global sales unit volumes offset by $45 million of unfavorable foreign currency translation.

Fourth quarter gross profit grew 15.2% to $288 million over the $250 million in the 2009 fourth quarter, reflecting increased global sales unit volumes, cost reductions and improved productivity, more than offsetting $6 million from unfavorable foreign currency translation.  Gross profit as a percentage of net sales expanded to 14.8% from 13.0% in the fourth quarter of 2009.

Selling and administrative expense was $104 million in the fourth quarter compared to $107 million in the prior year, and includes a reduction of $2 million from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $184 million in the 2010 fourth quarter, an increase of 28.7% over the $143 million reported for the same period in 2009.  The improvement in 2010 was primarily due to increased sales unit volumes and productivity improvements, partially offset by unfavorable foreign currency translation of $4 million.  Segment income improved to 9.4% of net sales in the 2010 fourth quarter up from 7.5% in the fourth quarter last year.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased to report that Crown’s improved performance for the quarter and 2010 demonstrates the ability of the Company to stay focused on world class operating excellence and strict cost controls and to leverage our international manufacturing footprint, all while executing an aggressive expansion program to meet demand in many of the fastest growing markets across the globe.  Our operations continued to perform well driven by global beverage can volumes increasing 13% and global food can volumes improving 5% in the fourth quarter.  Performance improvement accelerated in the fourth quarter in emerging markets reflecting growing demand and increasing output from recent capacity additions.”

Interest expense in the fourth quarter was $56 million, compared to $58 million in the fourth quarter of 2009, primarily reflecting lower average debt outstanding during the period.

The Company recorded a charge in the fourth quarter of 2010 of $31 million ($21 million, net of tax, or $0.13 per diluted share) to increase its asbestos litigation reserve.  In the 2009 fourth quarter, the Company recorded a charge of $55 million ($36 million, net of tax, or $0.22 per diluted share) to increase its asbestos reserve.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Asbestos-related payments totaled $27 million in 2010 compared to $26 million in 2009, and the Company expects 2011 payments to be similar to prior years’ levels.

In the fourth quarter of 2010, the Company recorded a $22 million provision for income taxes compared to a $64 million benefit in the fourth quarter of 2009.  The 2009 net benefit of $64 million included benefits of $73 million to reduce valuation allowances in the U.S. and Germany.  The Company paid taxes, net of refunds, of $102 million and $73 million in 2010 and 2009, respectively.

Net income attributable to Crown Holdings in the fourth quarter was $45 million, or $0.28 per diluted share, compared to $81 million, or $0.50 per diluted share in the fourth quarter of 2009.  Net income per diluted share before certain items improved 55.6% to $0.42 from $0.27 in 2009.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Full Year Results
Net sales for 2010 were $7,941 million compared to $7,938 million in 2009 reflecting higher global sales unit volumes which offset the pass-through of lower raw material costs and $42 million in unfavorable foreign currency translation.  Approximately 72% of net sales were generated outside the U.S. in both 2010 and 2009.

Gross profit for 2010 improved to $1,250 million, or 15.7% of net sales, compared to $1,193 million, or 15.0% of net sales in 2009.  The increase reflects global sales unit volume growth and productivity improvements, more than offsetting the 2009 inventory repricing gains that did not recur in 2010 and $12 million of unfavorable foreign currency translation.

Selling and administrative expense for the year was $360 million compared to $381 million for 2009.  The decrease in 2010 expense includes a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) from the settlement of a legal dispute unrelated to the Company’s ongoing operations, and $4 million from foreign currency translation.

Segment income in 2010 was $890 million compared to $812 million in 2009.  The 2010 increase includes the settlement benefit of $20 million referred to above (which is included in corporate and other unallocated items in the Segment Information table below), the benefits of higher global sales unit volumes, cost reductions and increased productivity.  These factors more than offset 2009 inventory repricing gains which did not recur in 2010 and $8 million of unfavorable foreign currency translation. Excluding the $20 million settlement benefit, segment income increased 7.1% to $870 million or 11.0% of net sales in 2010 compared to 10.2% of net sales in the same 2009 period.

Interest expense declined by $44 million in 2010 to $203 million from $247 million for the same period last year reflecting the impact of lower average debt outstanding.

Net income attributable to Crown Holdings was $324 million, or $2.00 per diluted share, compared to $334 million, or $2.06 per diluted share, in 2009.  Net income per diluted share before certain items increased 11.4% to $2.24 over the $2.01 last year.

“To enhance shareholder value, we used the strong cash flow generated from operations to repurchase approximately 8 million Company common shares and to buy out joint venture partners’ interests in several operations.  The Company also increased its financial flexibility with a larger and extended credit facility and extended its long-term debt maturity profile while lowering overall average borrowing costs with two successful bond refinancings, one in the 2011 first quarter,” Mr. Conway said.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $246 million higher at December 31, 2010 than at December 31, 2009, primarily due to a change in accounting for accounts receivables securitization which increased reported net debt.  In 2010, the Company generated $508 million of free cash flow (a non-GAAP measure) which was utilized to repurchase $255 million of Company common stock and to acquire partners’ interests in joint ventures for $169 million.

Due to a change in accounting guidance, the Company’s current receivables securitization facilities are now accounted for as securitized borrowings and $208 million was included in the total debt of $3,048 million at December 31, 2010 as presented below.  This change in accounting also affected the Company’s reported cash flow from operations in 2010 as the cash received from the securitizations is now reported as financing activities instead of operating activities.  In accordance with the new guidance, prior period amounts have not been restated.

Debt and cash amounts were:

	December 31,	September 30,	December 31,	September 30,
	2010	2010	2009	2009

Total debt	$3,048	$3,229	$2,798	$3,225
Cash	463	415	459	438
Net debt	$2,585	$2,814	$2,339	$2,787

Receivables securitization not included in total debt above	$0	$0	$232	$322

In January 2011, the Company issued $700 million principal amount of 6.25% senior unsecured notes due 2021 and will use a portion of the proceeds to redeem its $600 million principal amount of 7.75% senior unsecured notes due 2015.  The Company expects to record a loss on early extinguishment of debt of approximately $33 million (approximately $20 million, net of tax, or $0.13 per diluted share) in the first quarter of 2011 for premiums paid and the write-off of deferred financing fees.

Outlook
“We expect a busy and promising 2011.  Our expansion projects are on schedule and budget with three new plants and four new line additions at existing plants expected to be commercialized during the year in exciting growth markets around the world.  We have also announced four new plants scheduled to begin production during 2012.  As we look out over the next five years, we believe new growth opportunities will continue to arise.  In pursuing these opportunities, we remain committed to conservative deployment of capital by growing with our customers to meet long term demand in promising emerging markets,” Mr. Conway stated.

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt and net income before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt and net income before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 2, 2011 at 9:00 a.m. (EST) to discuss this news release and other matters.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (517) 308-9293 or toll-free (888) 603-7013 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 9.  The telephone numbers for the replay are (402) 220-9717 or toll free (800) 272-5921 and the access passcode is 9220.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to control costs, leverage its international operations and expand within growing markets, the future growth of emerging markets and the Company’s customers in such markets, the Company’s ability to successfully implement expansion plans and commercialization targets with respect to new manufacturing capacity and the Company’s ability to deploy capital to efficiently grow its business and secure growth opportunities that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2009 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow:

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$1,949	$1,917	$7,941	$7,938

Cost of products sold	1,617	1,615	6,519	6,551
Depreciation and amortization	44	52	172	194
Gross profit (1)	288	250	1,250	1,193
Selling and administrative expense	104	107	360	381
Provision for asbestos	31	55	46	55
Provision for restructuring	1	1	42	43
Asset sales and impairments		(4)	(18)	(6)
(Gain)/loss from early extinguishments of debt		(1)	16	26
Interest expense	56	58	203	247
Interest income	(3)	(2)	(9)	(6)
Translation and foreign exchange adjustments		(5)	(4)	(6)
Income before income taxes and equity earnings	99	41	614	459
Provision for/(benefit from) income taxes	22	(64)	165	7
Equity earnings/(loss) in affiliates	3	2	3	(2)
Net income	80	107	452	450

Net income attributable to non-controlling interests	(35)	(26)	(128)	(116)
Net income attributable to Crown Holdings	$45	$81	$324	$334

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.29	$0.51	$2.03	$2.10
Diluted	$0.28	$0.50	$2.00	$2.06

Weighted average common shares outstanding:
Basic	156,782,335	159,920,777	159,398,667	159,139,673
Diluted	160,046,880	162,636,437	162,389,003	161,947,196
Actual common shares outstanding	155,256,791	161,483,074	155,256,791	161,483,074

(1)  A reconciliation from gross profit to segment income follows.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2010 and 2009 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Gross profit	$288	$250	$1,250	$1,193
Selling and administrative expense	104	107	360	381
Segment income	$184	$143	$890	$812

                                                           Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2010	2009	2010	2009

Americas Beverage	$521	$449	$2,097	$1,819
North America Food	211	246	897	1,006
European Beverage	360	348	1,524	1,567
European Food	458	466	1,841	1,968
European Specialty Packaging	99	99	395	404
Total reportable segments	1,649	1,608	6,754	6,764
Non-reportable segments	300	309	1,187	1,174
Total net sales	$1,949	$1,917	$7,941	$7,938

Segment Income

Americas Beverage	$71	$45	$275	$207
North America Food	29	41	120	140
European Beverage	47	43	244	262
European Food	42	30	224	238
European Specialty Packaging	(1)	(1)	22	18
Total reportable segments	188	158	885	865
Non-reportable segments	57	46	206	180
Corporate and unallocated items	(61)	(61)	(201)	(233)
Total segment income	$184	$143	$890	$812

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income as reported	$45	$81	$324	$334
Items, net of tax:
Settlement of dispute (1)			(20)
Provision for asbestos	21	36	30	36
Provision for restructuring (2)	2	1	39	38
Asset sales and impairments (3)		(1)	(17)	(2)
Loss from early extinguishments of debt (4)		1	10	24
Intercompany debt and balance sheet translation (5)		(3)		(3)
Closure of non-consolidated PET joint venture (6)		2		7
Income taxes (7)		(73)	(3)	(108)

Net income before the above items	$68	$44	$363	$326

Income per diluted common share as reported	$0.28	$0.50	$2.00	$2.06
Income per diluted common share before the above items	$0.42	$0.27	$2.24	$2.01

Effective tax rate as reported	22.2%	(156.1%)	26.9%	1.5%
Effective tax rate before the above items	23.7%	26.4%	28.2%	24.2%

 Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company’s ongoing operations.

(2)
During 2010, the Company recorded restructuring charges of $42 million ($39 million, net of tax, or $0.24 per diluted share), primarily related to a plant closure in Canada and administrative headcount reductions.  During 2009, the Company recorded restructuring charges of $43 million ($38 million, net of tax, or $0.23 per diluted share), primarily related to plant closures in Canada and European Division headcount reductions.

(3)	In the year ended December 31, 2010, the Company recorded net gains of $18 million ($17 million, net of tax, or $0.10 per diluted share) for asset sales and impairments.

(4)
In the third quarter of 2010, the Company recorded losses on extinguishments of debt of $16 million ($10 million, net of tax, or $0.06 per diluted share) related to the repurchase of €65 million of its first priority senior secured notes due 2011, and the redemption of the remaining $200 million outstanding principal of its senior notes due 2013.  In 2009, the Company recorded losses on extinguishments of debt of $26 million ($24 million, net of tax, or $0.15 per diluted share) related to the repurchase of its senior secured notes due 2011 and the redemption of its debentures due 2023.

(5)
During 2009, the Company recorded translation and foreign exchange gains of $6 million ($3 million, net of tax, or $0.02 per diluted share) arising from the translation of certain foreign operations where the U.S. Dollar is the functional currency, and from the remeasurement of foreign-denominated intercompany debt obligations into the local currencies.

(6)
 In the fourth quarter and full year of 2009, the Company recorded charges of $2 million ($2 million, net of tax, or $0.01 per diluted share) and $7 million ($7 million, net of tax, or $0.04 per diluted share), respectively in equity earnings related to the closure of its non-consolidated PET plastic bottle operation in Brazil.

(7)
In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company’s deferred taxes.  The Company also recorded the following valuation allowance adjustments based on reviews of income projections in certain jurisdictions: (a) benefits of $10 million ($ 0.06 per diluted share) in the third quarter of 2010,  (b) benefits of $35 million ($0.22 per diluted share) in the third quarter of 2009, and (c) benefits of $73 million ($0.45 per diluted share) in the fourth quarter of 2009.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2010	2009
Assets
Current assets
Cash and cash equivalents	$463	$459
Receivables, net (1)	936	714
Inventories	1,060	960
Prepaid expenses and other current assets	190	109
Total current assets	2,649	2,242

Goodwill	1,984	2,050
Property, plant and equipment, net	1,610	1,509
Other non-current assets	656	731
Total	$6,899	$6,532

Liabilities and equity
Current liabilities
Short-term debt (1)	$241	$30
Current maturities of long-term debt	158	29
Other current liabilities	1,978	1,866
Total current liabilities	2,377	1,925

Long-term debt, excluding current maturities	2,649	2,739
Other non-current liabilities	1,644	1,485

Non-controlling interests	325	389
Crown Holdings shareholders’ equity	(96)	(6)
Total equity	229	383

Total	$6,899	$6,532

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010. The impact of the guidance was to increase both the Company's receivables and short-term debt as of December 31, 2010 by $208 million as compared to the amounts that would have been reported under the previous guidance. In accordance with the new guidance, 2009 amounts have not been restated.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2010	2009

Cash flows from operating activities
Net income	$452	$450
Depreciation and amortization	172	194
Provision for restructuring	42	43
Asset sales and impairments	(18)	(6)
Premiums paid to retire debt early	(12)	(36)
Pension expense	112	130
Pension contributions	(79)	(74)
Stock-based compensation	20	18
Change in receivables securitization	(226)
Other working capital changes and other	127	37

Net cash provided by operating activities (A)	590	756

Cash flows from investing activities
Capital expenditures	(320)	(180)
Proceeds from sale of assets	39	2
Other		(22)

Net cash used for investing activities	(281)	(200)

Cash flows from financing activities
Net change in debt	289	(562)
Purchase of non-controlling interests	(169)
Common stock repurchased	(255)	(4)
Dividends paid to non-controlling interests	(112)	(87)
Other, net	(52)	(48)

Net cash used for financing activities	(299)	(701)

Effect of exchange rate changes on cash and cash equivalents	(6)	8

Net change in cash and cash equivalents	4	(137)

Cash and cash equivalents at January 1	459	596

Cash and cash equivalents at December 31	$463	$459

(A)
Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.  A reconciliation from net cash provided by operating activities to free cash flow for the twelve months ended December 31 follows:

Twelve months ended December 31,	2010	2009

Net cash provided by operating activities (1)	$590	$756
Change in accounts receivable securitization	226
Premiums paid to retire debt early	12	36
Adjusted net cash provided by operating activities	828	792
Capital expenditures	(320)	(180)
Free cash flow	$508	$612

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010.